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                                                                   EXHIBIT 10.35

August 19, 2005

R. Ernest Waaser
6 Red Oak Drive
Batesville, IN 47006

     RE: LITIGATION SUPPORT CONSULTING AGREEMENT

Dear Ernest:

In light of your past position with Hill-Rom and knowledge you have acquired over the past several years, we will need your assistance to successfully prosecute and defend various pending legal matters (including the Spartanburg litigation, the Mextel litigation, the Versus litigation, the Joseph Piacentile (Qui Tam) litigation as well as others). We recognize that such assistance may require you to invest substantial time and divert your attention away from other matters. Accordingly, we are proposing to enter into this Litigation Support Consulting Agreement under which the Company would agree to compensate you for your time and effort in exchange for your willingness to make yourself available and provide assistance to Hill-Rom and its legal team(s). Please note that you will not be compensated for any time spent actually testifying but we will compensate you for all time spent preparing for such testimony or otherwise serving in any capacity other than as an actual deponent or witness. Specifically, in addition to the obligations set forth in your Separation & Release Agreement (i.e. Paragraph No. 25), we propose the following:

CONSULTANT FEES

We will pay you a fixed monthly retainer for a period of twelve (12) months in the amount of Eight Thousand, Three Hundred, Thirty-three Dollars and Thirty-Three Cents ($8,333.33) for all time spent on such matters subject to a maximum of Two Hundred and Fifty (250) hours (the "hourly cap") for such period. Once the hourly cap is reached, we would agree to pay you the balance of any unpaid monthly retainer within fourteen (14) days. Upon expiration of the twelve
(12) month period or exhaustion of the hourly cap, the Company will have the option to continue to engage your services at the fixed hourly rate of Five Hundred Dollars and No Cents ($500.00) for the duration of any litigation for which your services are needed, subject to a per diem rate of Three Thousand Five Hundred Dollars and No Cents ($3,500.00) per day. In addition to the foregoing retainer and hourly fee, we will reimburse you for all reasonable expenses incurred at the Company's request provided such expenses have been approved in advance.

DUTIES AND RESPONSIBILITIES

As one of our outside litigation consultants, you will be expected to provide assistance to the Company in the following areas:

     -    Identifying relevant documents, personnel and potential witnesses;

     -    Assisting in defending against any class certification(s);

     -    Helping craft discovery responses;

     -    Participating in preparing yourself (and others) for deposition;

     -    Assisting the Company to prepare for various pre-trial matters;

     -    Assisting the Company to prepare for trial;

     -    Formulating settlement strategies;

     -    Formulating litigation defense strategies;

     -    Formulating arguments and strategies for possible appeals; and

     - Performing any other duties requested which may assist the Company in its litigation efforts.

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PAYMENT TERMS

The above monthly retainer shall be paid on the 15th of each month. Because of the constraints imposed by the American Jobs Creation Act of 2004, which added
Section 409A to the Internal Revenue Code, and absent clear regulations concerning the payment of such consulting fees, any amounts due prior to February 1,2006 (excluding expenses) will be delayed and paid as a lump sum on that date. You will be required to submit appropriate documentation of all expenses incurred, which shall be reimbursed within thirty (30) days following review and approval. Assuming this arrangement is converted from a monthly retainer to hourly rate, we will ask you to submit detailed invoices to the Company on the 5th of every month for all time worked along with any expenses incurred during the preceding month. The Company agrees to pay such invoices within thirty (30) days following receipt of a correct and undisputed invoice. The Company will issue you a Form 1099 for any compensation paid to you under this arrangement.

TERM

The term of this Agreement shall commence on September 1, 2005 and shall run until the conclusion of the above-listed legal matters, at which time this Agreement will be deemed to have expired by its own terms. Upon termination, all obligations shall cease other than the payment of any accrued consulting fees or expenses. The obligation to maintain information shared as confidential, however, shall survive the termination of this Agreement and shall continue until such information is no longer considered confidential or has been made public through no fault of your own.

OTHER CONDITIONS

     - You agree to make yourself reasonably available to meet and confer with the Company, its employees, attorneys and designated representatives at such times and places as required to adequately perform the above services. Subject to business and litigation needs, we will attempt to respect your time and schedule.

     - You agree that such services shall be performed as an independent contractor, not as an employee of Hillenbrand Industries or Hill-Rom, and shall be performed in an ethical and professional manner consistent with the highest of expectations.

     - You agree to maintain any applicable privileges (including attorney-client privilege) and keep all information disclosed to you as strictly confidential consistent with the terms of your Separation and Release Agreement;

     - You agree not to disclose or use any information provided to you for any purpose other than to further the Company's interests unless expressly authorized by the Company in writing or required by law after having provided timely notice thereof to the Company.

     - You agree that you will be responsible for any and all taxes due on account of any payments received under the terms of this Agreement. We will issue you a Form 1099 for all compensation provided to you during the relevant calendar year.

     - You agree that, if called to testify (for deposition or trial), you will do so truthfully.

     - The rights and obligations set forth above shall be independent of (and shall not replace) any rights or obligations either you or the Company may have in any other written agreement, specifically including those set forth in either your Employment Agreement or Separation and Release Agreement.

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If the above is acceptable, I ask that you sign and return the enclosed copy of this letter to me along with a copy to Patrick deMaynadier.

                                        On behalf of the Company,


                                        ----------------------------------------
                                        Rolf Classon
                                        Interim CEO and President

cc: Patrick DeMaynadier, Esq.

AGREED AND ACCEPTED

R. Ernest Waaser


/s/
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